                                                                      EXHIBIT 12

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                                   Dividends

(dollars in thousands)
Years ended December 31,                          1995             1996            1997            1998             1999
                                               ----------       ----------      ----------      ----------       -----------
Net income before extraordinary item           $   33,127       $   38,014      $   70,199      $   72,470       $    92,695

Add:
  Portion of rents representative
    of the interest factor                            201              257             412             569               928
  Interest on indebtedness                         40,646           50,843          79,004         106,238           153,748
                                               ----------       ----------      ----------      ----------       -----------
    Earnings                                   $   73,974       $   89,114      $  149,615      $  179,277       $   247,371
                                               ==========       ==========      ==========      ==========       ===========

Fixed charges and preferred stock dividend:
  Interest on indebtedness                     $   40,646       $   50,843      $   79,004      $  106,238       $   153,748
  Capitalized interest                                 40              541           2,634           3,360             5,153
  Portion of rents representative
    of the interest factor                            201              257             412             569               928
                                               ----------       ----------      ----------      ----------       -----------
     Fixed charges                                 40,887           51,641          82,050         110,167           159,829
                                               ----------       ----------      ----------      ----------       -----------
Add:
  Preferred stock dividend                          6,637            9,713          17,345          23,593            37,714
                                               ----------       ----------      ----------      ----------       -----------

     Combined fixed charges and preferred
stock dividend                                 $   47,524       $   61,354      $   99,395      $  133,760       $   197,543
                                               ==========       ==========      ==========      ==========       ===========

Ratio of earnings to fixed charges                   1.81 x           1.73 x          1.82 x          1.63 x            1.55 x

Ratio of earnings to combined fixed
   charges and preferred stock dividend              1.56             1.45            1.51            1.34              1.25
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